Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES THIRD QUARTER FISCAL 2024 RESULTS
BOARD OF DIRECTORS AUTHORIZES $1.0 BILLION INCREASE IN ITS STOCK REPURCHASE PROGRAM
Revenue increased 9% to $2.4 billion
Comparable sales increased 4%, or 3% on a constant dollar basis
Diluted EPS of $2.87
Vancouver, British Columbia – December 5, 2024 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the third quarter of fiscal 2024, which ended on October 27, 2024.
Calvin McDonald, Chief Executive Officer, stated: "Our performance in the third quarter shows the enduring strength of lululemon globally, as we saw continued momentum across our international markets and in Canada. Looking to the future, we are pleased with the start to our holiday season, and we remain focused on accelerating our U.S. business and growing our brand awareness around the world. Thank you to our dedicated teams for continuing to deliver for our guests and stakeholders."
The adjusted non-GAAP financial measures below exclude asset impairment and other charges recognized in relation to lululemon Studio during the third quarter of 2023, and the related income tax effects of these items.
For the third quarter of 2024, compared to the third quarter of 2023:
•Net revenue increased 9% to $2.4 billion, or increased 8% on a constant dollar basis.
–Americas net revenue increased 2%.
–International net revenue increased 33%, or 30% on a constant dollar basis.
•Comparable sales increased 4%, or 3% on a constant dollar basis.
–Americas comparable sales decreased 2%.
–International comparable sales increased 25%, or 22% on a constant dollar basis.
•Gross profit increased 12% to $1.4 billion. Adjusted gross profit increased 9%.
•Gross margin increased 150 basis points to 58.5%. Adjusted gross margin increased 40 basis points.
•Income from operations increased 45% to $490.7 million. Adjusted income from operations increased 12%.
•Operating margin increased 520 basis points to 20.5%. Adjusted operating margin increased 70 basis points.
•The effective income tax rate for the third quarter of 2024 was 30.2% compared to 28.5% for the third quarter of 2023. The adjusted effective tax rate was 28.1% for the third quarter of 2023.
•Diluted earnings per share were $2.87 compared to $1.96 in the third quarter of 2023. Adjusted diluted earnings per share were $2.53 in the third quarter of 2023.
•The Company added 28 new company-operated stores during the third quarter, including 14 company-operated stores from the acquisition of the Mexico operations, ending with 749 stores.
Meghan Frank, Chief Financial Officer, stated: "Our third quarter results, which exceeded our expectations, demonstrate the ability of our teams to be agile in a dynamic operating environment. With the majority of the fourth quarter still in front of us, we are focused on deepening engagement with our guests and bringing new consumers into the brand. We are committed to delivering on our Power of Three ×2 revenue target of $12.5 billion in 2026 and look forward to all that lies ahead."
Stock Repurchase Program
During the third quarter of 2024, the Company repurchased 1.6 million shares of its common stock for a cost of $408.5 million.

On December 3, 2024, the board of directors approved a $1.0 billion increase to the Company's stock repurchase program. Including this increase, as of December 5, 2024, the Company had approximately $1.8 billion remaining authorized on its stock repurchase program.
Balance Sheet Highlights
The Company ended the third quarter of 2024 with $1.2 billion in cash and cash equivalents and the capacity under its committed revolving credit facility was $393.5 million.
Inventories at the end of the third quarter of 2024 increased 8% to $1.8 billion compared to $1.7 billion at the end of the third quarter of 2023.
2024 Outlook
For the fourth quarter of 2024, the Company expects net revenue to be in the range of $3.475 billion to $3.510 billion, representing growth of 8% to 10%, or 3% to 4% excluding the 53rd week of 2024. Diluted earnings per share are expected to be in the range of $5.56 to $5.64 for the quarter. This assumes a tax rate of approximately 29.5%.
For 2024, the Company now expects net revenue to be in the range of $10.452 billion to $10.487 billion, representing growth of 9%, or 7% excluding the 53rd week of 2024. Diluted earnings per share are now expected to be in the range of $14.08 to $14.16 for the year. This assumes a tax rate of approximately 30%.
The guidance does not reflect potential future repurchases of the Company's shares.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and do not incorporate future unknown impacts, including macroeconomic trends. The Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Power of Three ×2
The Company's Power of Three ×2 growth plan calls for a doubling of the business from 2021 net revenue of $6.25 billion to $12.5 billion by 2026. The key pillars of the plan are product innovation, guest experience, and market expansion.
Conference Call Information
A conference call to discuss third quarter results is scheduled for today, December 5, 2024, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-844-763-8274 or 1-647-484-8814, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: https://corporate.lululemon.com/investors/news-and-events/events-and-presentations. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.

Non-GAAP Financial Measures
Constant dollar changes and adjusted financial results are non-GAAP financial measures.
A constant dollar basis assumes the average foreign currency exchange rates for the period remained constant with the average foreign currency exchange rates for the same period of the prior year. The Company provides constant dollar changes in its results to help investors understand the underlying growth rate of net revenue excluding the impact of changes in foreign currency exchange rates.
Adjusted gross profit, gross margin, income from operations, operating margin, income tax expense, effective tax rates, net income, and diluted earnings per share exclude certain inventory provisions, asset impairments, and restructuring costs recognized in relation to lululemon Studio, and the related income tax effects of these items. The Company believes these adjusted financial measures are useful to investors as they provide supplemental information that enable evaluation of the underlying trend in its operating performance, and enable a comparison to its historical financial information. Further, due to the finite and discrete nature of these items, it does not consider them to be normal operating expenses that are necessary to run the business, or impairments or disposal gains that are expected to arise in the normal course of its operations.
Management uses these adjusted financial measures and constant currency metrics internally when reviewing and assessing financial performance.
The Company's fiscal year ends on the Sunday closest to January 31st of the following year, typically resulting in a 52-week year, but occasionally giving rise to an additional week, resulting in a 53-week year. Fiscal 2023 was a 52-week year while 2024 will be a 53-week year. The expected net revenue increase excluding the 53rd week excludes the expected net revenue for the 53rd week of 2024. This enables an evaluation of the expected year-over-year increase in net revenue based on 52 weeks in each year.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures. The Company's non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures reported by other companies.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to the Company's business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include the Company's guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the Company's ability to maintain the value and reputation of its brand; changes in consumer shopping preferences and shifts in distribution channels; the acceptability of its products to guests; its highly competitive market and increasing competition; increasing costs and decreasing selling prices; its ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; its ability to accurately forecast guest demand for its products; its ability to expand in light of its limited operating experience and limited brand recognition in new international markets and new product categories; its ability to manage its growth and the increased complexity of its business effectively; its ability to successfully open new store locations in a timely manner; seasonality; disruptions of its supply chain; its reliance on a relatively small number of vendors to supply and manufacture a significant portion of its products; suppliers or manufacturers not complying with its Vendor Code of Ethics or applicable laws; its ability to deliver its products to the market and to meet guest expectations if it has problems with its distribution system; increasing labor costs and other factors associated with the production of its products in South Asia and South East Asia; its ability to safeguard against security breaches with respect to its technology systems; its compliance with privacy and data protection laws; any material disruption of its information systems; its ability to have technology-based systems function effectively and grow its e-commerce business globally; climate change, and related legislative and regulatory responses; increased scrutiny regarding its environmental, social, and governance, or sustainability responsibilities; an economic recession, depression, or downturn or economic uncertainty in its key markets; global or regional health events such as the COVID-19 pandemic and related government, private sector, and individual consumer responsive actions; global economic and political conditions; its ability to source and sell its merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; changes in tax laws or unanticipated tax liabilities; its ability to comply with trade and other regulations; fluctuations in foreign currency exchange rates; imitation by its competitors; its ability to protect its intellectual property rights; conflicting trademarks and patents and the prevention of sale of certain products; its exposure to various types of litigation; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, its most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contacts:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits/Caitlin Churchill
1-203-682-8200

Media Contact:
lululemon athletica inc.
Madi Wallace
1-604-732-6124

lululemon athletica inc.
The fiscal year ending February 2, 2025 is referred to as "2024" and the fiscal year ended January 28, 2024 is referred to as "2023".
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Third Quarter		First Three Quarters
	2024	2023	2024	2023
Net revenue	$2,396,660	$2,204,218	$6,976,629	$6,414,175
Costs of goods sold	995,054	947,554	2,887,770	2,708,195
Gross profit	1,401,606	1,256,664	4,088,859	3,705,980
As a percentage of net revenue	58.5%	57.0%	58.6%	57.8%
Selling, general and administrative expenses	909,827	842,795	2,624,212	2,407,683
As a percentage of net revenue	38.0%	38.2%	37.6%	37.5%
Impairment of assets and restructuring costs	—	74,501	—	74,501
Amortization of intangible assets	1,118	1,253	1,118	5,010
Income from operations	490,661	338,115	1,463,529	1,218,786
As a percentage of net revenue	20.5%	15.3%	21.0%	19.0%
Other income (expense), net	13,743	9,842	55,020	25,229
Income before income tax expense	504,404	347,957	1,518,549	1,244,015
Income tax expense	152,534	99,243	452,336	363,293
Net income	$351,870	$248,714	$1,066,213	$880,722

Basic earnings per share	$2.87	$1.97	$8.57	$6.94
Diluted earnings per share	$2.87	$1.96	$8.55	$6.92
Basic weighted-average shares outstanding	122,697	126,460	124,471	126,892
Diluted weighted-average shares outstanding	122,803	126,770	124,668	127,218

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	October 27, 2024	January 28, 2024	October 29, 2023
ASSETS
Current assets
Cash and cash equivalents	$1,188,419	$2,243,971	$1,091,138
Inventories	1,800,893	1,323,602	1,663,617
Prepaid and receivable income taxes	257,388	183,733	300,258
Other current assets	358,589	309,271	309,886
Total current assets	3,605,289	4,060,577	3,364,899
Property and equipment, net	1,697,759	1,545,811	1,413,918
Right-of-use lease assets	1,360,589	1,265,610	1,048,607
Goodwill and intangible assets, net	178,185	24,083	23,912
Deferred income taxes and other non-current assets	241,847	195,860	170,928
Total assets	$7,083,669	$7,091,941	$6,022,264
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$385,960	$348,441	$309,324
Accrued liabilities and other	561,615	348,555	392,949
Accrued compensation and related expenses	190,169	326,110	250,479
Current lease liabilities	290,368	249,270	217,138
Current income taxes payable	96,808	12,098	27,231
Unredeemed gift card liability	238,327	306,479	213,256
Other current liabilities	40,286	40,308	37,737
Total current liabilities	1,803,533	1,631,261	1,448,114
Non-current lease liabilities	1,223,733	1,154,012	950,954
Non-current income taxes payable	—	15,864	15,864
Deferred income tax liability	33,231	29,522	53,833
Other non-current liabilities	37,440	29,201	27,650
Stockholders' equity	3,985,732	4,232,081	3,525,849
Total liabilities and stockholders' equity	$7,083,669	$7,091,941	$6,022,264

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	First Three Quarters
	2024	2023
Cash flows from operating activities
Net income	$1,066,213	$880,722
Adjustments to reconcile net income to net cash provided by operating activities	(194,890)	31,344
Net cash provided by operating activities	871,323	912,066
Net cash used in investing activities	(575,214)	(445,325)
Net cash used in financing activities	(1,328,510)	(510,583)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(23,151)	(19,887)
Decrease in cash and cash equivalents	(1,055,552)	(63,729)
Cash and cash equivalents, beginning of period	2,243,971	1,154,867
Cash and cash equivalents, end of period	$1,188,419	$1,091,138

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes
The below changes show the change for the third quarter of 2024 compared to the third quarter of 2023.

	Net Revenue
	Change	Foreign exchange	Change in constant dollars
United States	—%	—%	—%
Canada	9	—	9
Mexico(1)	n/a	n/a	n/a
Americas	2	—	2

China Mainland	39	(3)	36
Rest of World	27	(4)	23
Total international	33	(3)	30

Total	9%	(1)%	8%

	Comparable Sales(2)
	Change	Foreign exchange	Change in constant dollars
Americas	(2)%	—%	(2)%

China Mainland	27	(3)	24
Rest of World	23	(3)	20
Total international	25	(3)	22

Total	4%	(1)%	3%
__________
(1)On September 10, 2024, the Company acquired the lululemon branded retail locations and operations run by a third party in Mexico. Wholesale sales to the third party by lululemon athletica canada inc. prior to the acquisition are disclosed as net revenue recognized within Canada.
(2)Comparable sales includes comparable company-operated store and e-commerce net revenue. Comparable company-operated stores have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded. Comparable company-operated stores exclude stores which have been temporarily relocated for renovations or have been temporarily closed.

Adjusted financial measures
The following tables reconcile adjusted 2023 financial measures with the most directly comparable measures calculated in accordance with GAAP. The adjustments relate to certain inventory provisions, asset impairments, and restructuring costs recognized in relation to lululemon Studio and their related tax effects. Please refer to Note 4. Impairment of Assets and Restructuring Costs included in Item 1 of Part I of the Company's Report on Form 10-Q to be filed with the SEC on or about December 5, 2024 for further information on the nature of these amounts.

	Third Quarter 2023
	Gross Profit	Gross Margin	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$1,256,664	57.0%	$338,115	15.3%	$99,243	28.5%	$248,714	$1.96
lululemon Studio charges:
lululemon Studio obsolescence provision	23,709	1.1	23,709	1.1			23,709	0.19
Impairment of assets			44,186	2.0			44,186	0.35
Restructuring costs			30,315	1.4			30,315	0.24
Tax effect of the above					26,085	(0.4)	(26,085)	(0.21)
	23,709	1.1	98,210	4.5	26,085	(0.4)	72,125	0.57
Adjusted results (non-GAAP)	$1,280,373	58.1%	$436,325	19.8%	$125,328	28.1%	$320,839	$2.53

	First Three Quarters 2023
	Gross Profit	Gross Margin	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$3,705,980	57.8%	$1,218,786	19.0%	$363,293	29.2%	$880,722	$6.92
lululemon Studio charges:
lululemon Studio obsolescence provision	23,709	0.3	23,709	0.3			23,709	0.19
Impairment of assets			44,186	0.7			44,186	0.35
Restructuring costs			30,315	0.5			30,315	0.24
Tax effect of the above					26,085	(0.2)	(26,085)	(0.21)
	23,709	0.3	98,210	1.5	26,085	(0.2)	72,125	0.57
Adjusted results (non-GAAP)	$3,729,689	58.1%	$1,316,996	20.5%	$389,378	29.0%	$952,847	$7.49

Expected net revenue increase excluding the 53rd week
The Company's fiscal year ends on the Sunday closest to January 31st of the following year, typically resulting in a 52-week year, but occasionally giving rise to an additional week, resulting in a 53-week year. Fiscal 2023 was a 52-week year while 2024 will be a 53-week year.

	Fourth Quarter 2024	Fiscal 2024
Expected net revenue increase	8% to 10%	9%
Impact of 53rd week	(5)% to (6)%	(2)%
Expected net revenue increase excluding the 53rd week (non-GAAP)	3% to 4%	7%

lululemon athletica inc.
Company-operated Store Count and Square Footage(1)
Square footage expressed in thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
4th Quarter 2023	686	26	1	711
1st Quarter 2024	711	5	5	711
2nd Quarter 2024	711	11	1	721
3rd Quarter 2024	721	28	—	749

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter(2)	Gross Square Feet Lost During the Quarter(2)	Total Gross Square Feet at the End of the Quarter
4th Quarter 2023	2,797	173	3	2,967
1st Quarter 2024	2,967	35	14	2,988
2nd Quarter 2024	2,988	90	3	3,075
3rd Quarter 2024	3,075	156	—	3,231
 __________
(1)Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
(2)Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.